Exhibit 99.2

CSX CORPORATION

CSX QUARTERLY FINANCIAL REPORT

SECOND QUARTER 2007

CSX Reports Strong Second Quarter Earnings

Surface Transportation Highlights:

•	Record quarterly revenues, up nearly 5 percent

•	Continued growth in core earning power

Jacksonville, Florida (July 17, 2007) - CSX Corporation [NYSE: CSX] today reported second quarter 2007 earnings of $324 million, or 71 cents per share. Last year the company reported second quarter earnings of $390 million, or 83 cents per share, including a 25 cents per-share gain from insurance recoveries related to Hurricane Katrina and benefits associated with the resolution of certain tax matters. Excluding these items, earnings per share for the second quarter of 2006 were 58 cents. (See table below for reconciliation of quarter items to reported numbers.)

“CSX employees delivered another great quarter with record revenues, strong safety and service performances and increased productivity,” said Michael Ward, chairman, president and CEO. “These results continue to reflect the renaissance in both our industry and our company.

“We are pleased with the value we are creating for our shareholders on a sustained basis,” said Ward. “In the three-years ending June 30, the value of CSX stock nearly tripled from $16.39 to $45.08, placing our growth among the top 5 percent of all stocks in the S&P 500.”

Second quarter revenues were a quarterly record $2.5 billion, a nearly 5 percent increase over the second quarter of 2006. Strong pricing drove revenue-per-unit gains of 7 percent while overall second quarter volume was down approximately 2 percent, compared to last year, reflecting continued softness in the housing- and automotive-related sectors of the economy.

CSX Surface Transportation businesses recorded second quarter operating income of $603 million. Second quarter 2006 operating income was $645 million, including $126 million of insurance recovery gains. On a comparable basis, excluding the insurance recoveries, operating income rose 16 percent in the second quarter 2007.

The sustained pricing momentum achieved by CSX, as well as productivity, safety and service improvements, combined to reduce the Company’s operating ratio to 76.2 percent for the quarter, better than last year’s second quarter on a comparable basis by 240 basis points.

“We remain focused on delivering a compelling value equation for shareholders by continuing to drive double-digit growth in our financial performance,” said Ward. “At the same time, we are committed to managing our capital structure through a balanced approach that includes investments in our vital rail infrastructure for the long-term, share repurchases and dividend increases.”

In the second quarter, CSX repurchased $548 million of its common stock as part of its $3.0 billion share repurchase program. In total, the company has repurchased $727 million and expects to complete the program by the end of 2008. During the second quarter, CSX also announced a 25% increase in the company’s quarterly dividend to $0.15, payable in September to shareholders.

Table of Contents

The accompanying unaudited

financial information should be

read in conjunction with the

Company’s most recent

Annual Report on Form 10-K,

Quarterly Reports on Form

10-Q, and any Current

Reports on Form 8-K

	CSX CORPORATION	CONTACT:
Consolidated Financial Statements ........p.3 Surface Transportation Information .......p.7 Other Information ................................p.12	500 Water Street 15th Floor, C900 Jacksonville, FL 32202 http://www.csx.com	INVESTOR RELATIONS David Baggs (904) 359-4812 MEDIA Garrick Francis (904) 359-1708

GAAP RECONCILIATION 1 (Dollars in millions, except per share amounts)
	Second Quarter
	2007	2006
Surface Transportation Operating Income	$603	$645
Less Gain on Insurance Recoveries	—	(126)
Comparable Surface Transportation Operating Income	$603	$519
Earnings Per Share	$0.71	$0.83
Less Gain on Insurance Recoveries After Tax	—	(0.17)
Less Income Tax Benefits	—	(0.08)
Comparable Earnings Per Share	$0.71	$0.58

CSX Corporation, based in Jacksonville, Fla., is a leading transportation company providing rail, intermodal and rail-to-truck transload services. The company’s transportation network spans approximately 21,000 miles with service to 23 eastern states and the District of Columbia, and connects to more than 70 ocean, river and lake ports.

This earnings announcement, as well as a package of detailed financial information, is contained in the CSX Quarterly Financial Report available on the company’s Web site at www.csx.com and on Form 8-K with the Securities and Exchange Commission (SEC).

CSX executives will conduct a quarterly earnings conference call with the investment community on July 18, 2007 at 8:30 a.m. ET. Investors, media and the public may listen to the conference call by dialing 888-327-6279 (888-EARN-CSX) and asking for the CSX earnings call. (Callers outside the U.S., dial 773-756-0199). Participants should dial in 10 minutes prior to the call.

A webcast of the live conference call will be available at www.csx.com in the Investors section. Following the earnings call, an internet replay of the presentation will be available. In addition, the replay will be available for download to a portable audio player or computer as an MP3 - or podcast - file. Both the replay and MP3 file can be found at www.csx.com in the Investors section and will be archived on the site for at least 30 days following the call for those unable to listen in real time.

###

GAAP RECONCILIATION 1

CSX reports its financial results in accordance with generally accepted accounting principles (“GAAP”). However, management believes that certain non-GAAP financial measures used to manage the company’s business that fall within the meaning of Regulation G (Disclosure of Non-GAAP Financial Measures) by the Securities and Exchange Commission may provide users of the financial information with additional meaningful comparisons to prior reported results.

In press releases and presentation slides for stock analysts, CSX has provided Surface Transportation operating income and earnings per share adjusted for certain items, which are non-GAAP financial measures. The company’s management evaluates its business and makes certain operating decisions (e.g., budgeting, forecasting, employee compensation, asset management and resource allocation) using these adjusted numbers.

Likewise, this information facilitates comparisons to financial results that are directly associated with ongoing business operations as well as provides comparable historical information. Lastly, earnings forecasts prepared by stock analysts and other third parties generally exclude the effects of items that are difficult to predict or measure in advance and are not directly related to CSX’s ongoing operations. A reconciliation between GAAP and the non-GAAP measure is provided above. These non-GAAP measures should not be considered a substitute for GAAP measures.

Forward-looking statements

This press release and other statements by the company contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act with respect to, among other items: projections and estimates of earnings, revenues, cost-savings, expenses, or other financial items; statements of management’s plans, strategies and objectives for future operation, and management’s expectations as to future performance and operations and the time by which objectives will be achieved; statements concerning proposed new products and services; and statements regarding future economic, industry or market conditions or performance. Forward-looking statements are typically identified by words or phrases such as “believe,” “expect,” “anticipate,” “project,” “estimate” and similar expressions. Forward-looking statements speak only as of the date they are made, and the company undertakes no obligation to update or revise any forward-looking statement. If the company does update any forward-looking statement, no inference should be drawn that the company will make additional updates with respect to that statement or any other forward-looking statements.

Forward-looking statements are subject to a number of risks and uncertainties, and actual performance or results could differ materially from that anticipated by these forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by these forward-looking statements include, among others: (i) the company’s success in implementing its financial and operational initiatives, (ii) changes in domestic or international economic or business conditions, including those affecting the rail industry (such as the impact of industry competition, conditions, performance and consolidation); (iii) legislative or regulatory changes; (iv) the inherent business risks associated with safety and security; and (v) the outcome of claims and litigation involving or affecting the company.

Other important assumptions and factors that could cause actual results to differ materially from those in the forward-looking statements are specified in the company’s SEC reports, accessible on the SEC’s website at www.sec.gov and the company’s website at www.csx.com.

CSX Corporation

CONSOLIDATED STATEMENT OF EARNINGS (Unaudited)

(Dollars in Millions, Except Per Share Amounts)

		Quarters Ended			Six Months Ended

		June 29, 2007	June 30, 2006	$ Change	June 29, 2007	June 30, 2006	$ Change

Surface	Revenue	$2,530	$2,421	$109	$4,952	$4,752	$200
Transportation	Expense
	Labor and Fringe	741	715	(26)	1,473	1,433	(40)
	Materials, Supplies and Other	507	489	(18)	1,070	971	(99)
	Fuel	289	288	(1)	548	541	(7)
	Depreciation	221	216	(5)	442	427	(15)
	Equipment and Other Rents	109	132	23	230	256	26
	Inland Transportation	60	62	2	117	118	1
	Gain on Insurance Recoveries (Note a)	-	(126)	(126)	(18)	(126)	(108)

	Total Expense	1,927	1,776	(151)	3,862	3,620	(242)

	Surface Transportation Operating Income	603	645	(42)	1,090	1,132	(42)

	Other Operating Income	1	1	-	2	10	(8)

Consolidated	Consolidated Operating Income	604	646	(42)	1,092	1,142	(50)

	Other Income - Net	11	11	-	-	8	(8)
	Interest Expense	(101)	(98)	(3)	(200)	(196)	(4)

	Earnings Before Income Taxes	514	559	(45)	892	954	(62)

	Income Tax Expense (Note b)	(190)	(169)	(21)	(328)	(319)	(9)

	Net Earnings	$324	$390	$(66)	$564	$635	$(71)

Earnings Per	Net Earnings Per Share,

Common Share	Assuming Dilution:	$0.71	$0.83	$(0.12)	$1.23	$1.36	$(0.13)

	Average Diluted Common Shares Outstanding (Thousands)	458,923	470,206		461,049	467,284

	Cash Dividends Paid Per Common Share	$0.12	$0.065		$0.24	$0.13

All share and per share data has been retroactively restated to reflect the July 2006 stock split.

See accompanying Notes to Consolidated Financial Statements on page 6.

CSX Corporation

CONSOLIDATED BALANCE SHEET

(Dollars in Millions)

		(Unaudited) June 29, 2007	Dec. 29, 2006

Assets	Cash and Cash Equivalents	$428	$461
	Short-term Investments	402	439
	Accounts Receivable - Net	1,171	1,174
	Materials and Supplies	238	204
	Deferred Income Taxes	233	251
	Other Current Assets	99	143

	Total Current Assets	2,571	2,672

	Properties	28,331	27,715
	Accumulated Depreciation	(7,069)	(6,792)

	Properties - Net	21,262	20,923

	Investment in Conrail	617	607
	Affiliates and Other Companies	348	336
	Other Long-term Assets	273	591

	Total Assets	$25,071	$25,129

Liabilities and	Accounts Payable	$958	$974
Shareholders’ Equity	Labor and Fringe Benefits Payable	419	495
	Casualty, Environmental and Other Reserves	248	253
	Current Maturities of Long-term Debt	229	592
	Short-term Debt	9	8
	Income and Other Taxes Payable	240	114
	Other Current Liabilities	87	86

	Total Current Liabilities	2,190	2,522

	Casualty, Environmental and Other Reserves	664	668
	Long-term Debt	5,751	5,362
	Deferred Income Taxes	5,832	6,110
	Other Long-term Liabilities	1,394	1,525

	Total Liabilities	15,831	16,187

	Shareholders’ Equity:
	Common Stock, $1 Par Value	439	438
	Other Capital	1,266	1,469
	Retained Earnings	7,919	7,427
	Accumulated Other Comprehensive Loss	(384)	(392)

	Total Shareholders’ Equity	9,240	8,942

	Total Liabilities and Shareholders’ Equity	$25,071	$25,129

Common Stock and Other Capital have been retroactively restated to reflect the July 2006 stock split.

See accompanying Notes to Consolidated Financial Statements on page 6.

CSX Corporation

CONSOLIDATED CASH FLOW STATEMENT (Unaudited)

(Dollars in Millions)

		Six Months Ended

		June 29, 2007	June 30, 2006

Operating Activities	Net Earnings	$564	$635
	Adjustments to Reconcile Net Earnings to Net Cash Provided:
	Depreciation	448	430
	Deferred Income Taxes	51	6
	Gain on Insurance Recoveries (Note a)	(18)	(126)
	Insurance Proceeds	9	92
	Other Operating Activities	52	(26)
	Changes in Operating Assets and Liabilities:
	Accounts Receivable	3	(63)
	Other Current Assets	(79)	66
	Accounts Payable	(9)	2
	Income and Other Taxes Payable	129	(21)
	Other Current Liabilities	(75)	(141)

	Net Cash Provided by Operating Activities	1,075	854

Investing Activities	Property Additions	(824)	(879)
	Insurance Proceeds	10	115
	Purchase of Short-term Investments	(1,445)	(761)
	Proceeds from Sales of Short-term Investments	1,504	718
	Other Investing Activities	(12)	(15)

	Net Cash Used In Investing Activities	(767)	(822)

Financing Activities	Short-term Debt - Net	-	2
	Long-term Debt Issued	1,000	63
	Long-term Debt Repaid	(675)	(143)
	Dividends Paid	(106)	(57)
	Stock Options Exercised	130	224
	Shares Repurchased	(727)	(149)
	Other Financing Activities	37	39

	Net Cash Used In Financing Activities	(341)	(21)

Cash and Cash Equivalents	Net (Decrease) Increase in Cash and Cash Equivalents	(33)	11
	Cash and Cash Equivalents at Beginning of Period	461	309

	Cash and Cash Equivalents at End of Period	$428	$320

See accompanying Notes to Consolidated Financial Statements on page 6.

CSX Corporation

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

Prior periods have been reclassified to conform to the current year presentation.

(a)	Gain on Insurance Recoveries:

In the second quarter of 2006, CSX recognized a gain of $126 million before tax, or $78 million after tax, on insurance recoveries from claims related to Hurricane Katrina. There was no gain recognized in the second quarter of 2007. For the six months ended June 29, 2007 the gain was $18 million before tax or $11 million after tax. The gain represents insurance recoveries related to property damage and lost profits. Additional gains are expected in future periods as more cash is collected.

(b)	Income Tax:

In the second quarter of 2006, CSX recognized a tax benefit of $41 million principally related to the resolution of certain tax matters.

(c)	Stock Split:

In July 2006, CSX’s Board of Directors approved a two-for-one split of the Company’s common stock. All share and per share data have been retroactively restated to reflect the stock split.

CSX Corporation

SURFACE TRANSPORTATION DETAIL (Unaudited)

(Dollars in Millions)

Quarters Ended June 29, 2007 and June 30, 2006

	Rail		Intermodal		Surface Transportation
	2007	2006	2007	2006	2007	2006	$ Change
Revenue	$2,187	$2,065	$343	$356	$2,530	$2,421	$109
Expense
Labor and Fringe	721	695	20	20	741	715	(26)
Materials, Supplies and Other	461	435	46	54	507	489	(18)
Fuel	289	288	-	-	289	288	(1)
Depreciation	212	206	9	10	221	216	(5)
Equipment and Other Rents	82	99	27	33	109	132	23
Inland Transportation	(110)	(116)	170	178	60	62	2
Gain on Insurance Recoveries	-	(124)	-	(2)	-	(126)	(126)

Total Expense	1,655	1,483	272	293	1,927	1,776	(151)
Surface Transportation Operating Income	$532	$582	$71	$63	$603	$645	$(42)

Surface Transportation Operating Ratio	75.7%	71.8%	79.3%	82.3%	76.2%	73.4%

Other Operating Income					$1	$1

Consolidated Operating Income					$604	$646

Six Months Ended June 29, 2007 and June 30, 2006

	Rail		Intermodal		Surface Transportation
	2007	2006	2007	2006	2007	2006	$ Change
Revenue	$4,291	$4,062	$661	$690	$4,952	$4,752	$200
Expense
Labor and Fringe	1,433	1,393	40	40	1,473	1,433	(40)
Materials, Supplies and Other	980	873	90	98	1,070	971	(99)
Fuel	548	541	-	-	548	541	(7)
Depreciation	423	407	19	20	442	427	(15)
Equipment and Other Rents	174	192	56	64	230	256	26
Inland Transportation	(219)	(227)	336	345	117	118	1
Gain on Insurance Recoveries	(18)	(124)	-	(2)	(18)	(126)	(108)

Total Expense	3,321	3,055	541	565	3,862	3,620	(242)

Surface Transportation Operating Income	$970	$1,007	$120	$125	$1,090	$1,132	$(42)

Surface Transportation Operating Ratio	77.4%	75.2%	81.8%	81.9%	78.0%	76.2%

Other Operating Income					$2	$10

Consolidated Operating Income					$1,092	$1,142

CSX Corporation

SURFACE TRANSPORTATION VOLUME AND REVENUE (Unaudited)

Volume (Thousands); Revenue (Dollars in Millions); Revenue Per Unit (Dollars)

Quarters Ended June 29, 2007 and June 30, 2006

	Volume			Revenue			Revenue Per Unit
	2007	2006	% Change	2007	2006	% Change	2007	2006	% Change
Chemicals	134	134	-%	$327	$305	7%	$2,440	$2,276	7%
Emerging Markets	136	144	(6)	164	158	4	1,206	1,097	10
Forest Products	92	103	(11)	188	194	(3)	2,043	1,883	8
Agricultural Products	103	96	7	191	164	16	1,854	1,708	9
Metals	94	95	(1)	182	173	5	1,936	1,821	6
Phosphates and Fertilizers	89	94	(5)	104	93	12	1,169	989	18
Food and Consumer	55	63	(13)	112	120	(7)	2,036	1,905	7
Total Merchandise	703	729	(4)	1,268	1,207	5	1,804	1,656	9

Coal	442	446	(1)	607	562	8	1,373	1,260	9
Coke and Iron Ore	24	24	-	31	31	-	1,292	1,292	-
Total Coal	466	470	(1)	638	593	8	1,369	1,262	8

Automotive	119	124	(4)	223	223	-	1,874	1,798	4

Other	-	-	-	58	42	38	-	-	-

Total Rail	1,288	1,323	(3)	2,187	2,065	6	1,698	1,561	9
International	300	326	(8)	140	148	(5)	467	454	3
Domestic	239	221	8	198	198	-	828	896	(8)
Other	-	-	-	5	10	(50)	-	-	-

Total Intermodal	539	547	(1)	343	356	(4)	636	651	(2)
Total Surface Transportation	1,827	1,870	(2)%	$2,530	$2,421	5%	$1,385	$1,295	7%

Six Months Ended June 29, 2007 and June 30, 2006

	Volume			Revenue			Revenue Per Unit
	2007	2006	% Change	2007	2006	% Change	2007	2006	% Change
Chemicals	267	269	(1)%	$644	$600	7%	$2,412	$2,230	8%
Emerging Markets	248	268	(7)	301	292	3	1,214	1,090	11
Forest Products	184	209	(12)	371	385	(4)	2,016	1,842	9
Agricultural Products	200	192	4	370	321	15	1,850	1,672	11
Metals	187	189	(1)	358	337	6	1,914	1,783	7
Phosphates and Fertilizers	181	182	(1)	210	183	15	1,160	1,005	15
Food and Consumer	111	127	(13)	223	238	(6)	2,009	1,874	7
Total Merchandise	1,378	1,436	(4)	2,477	2,356	5	1,798	1,641	10

Coal	883	902	(2)	1,210	1,114	9	1,370	1,235	11
Coke and Iron Ore	45	44	2	61	58	5	1,356	1,318	3
Total Coal	928	946	(2)	1,271	1,172	8	1,370	1,239	11

Automotive	228	251	(9)	426	454	(6)	1,868	1,809	3

Other	-	-	-	117	80	46	-	-	-

Total Rail	2,534	2,633	(4)	4,291	4,062	6	1,693	1,543	10
International	592	628	(6)	273	280	(3)	461	446	3
Domestic	456	435	5	378	384	(2)	829	883	(6)
Other	-	-	-	10	26	(62)	-	-	-

Total Intermodal	1,048	1,063	(1)	661	690	(4)	631	649	(3)
Total Surface Transportation	3,582	3,696	(3)%	$4,952	$4,752	4%	$1,382	$1,286	7%

CSX Corporation

REVENUE

Second quarter 2007 Surface Transportation revenue represents more than five years of quarter-over-quarter revenue gains. A favorable pricing environment continued to be the primary driver of revenue gains offsetting weakness in housing construction, domestic automobile production and related markets.

Merchandise

Chemicals – Volumes were flat as gains in inorganic acids used in fertilizer production, chemicals used in the textile industry, and petroleum products were offset by volume declines in chlorine and industrial sand shipments. Revenue and revenue per unit increased due to pricing gains.

Emerging Markets – Revenue and revenue per unit improved through positive mix changes that included an increase in high revenue per-unit shipments in military moves and in the cement market due to higher demand. Aggregate shipments, which include rocks and minerals, declined due to continued weakness in residential construction.

Forest Products – Volume declines in lumber and panel shipments were driven by continued weakness in residential construction. Volumes were also negatively affected by lower paper production and a decrease in domestic newsprint and printing paper consumption. Strong pricing efforts and favorable mix changes led to gains in revenue per unit.

Agricultural Products – Volume increased overall primarily from feed ingredients, vegetable oil, soybeans, and ethanol contributing to favorable revenue and revenue per unit gains. Ethanol continued to be a significant growth driver due to higher demand, while export grain shipments declined due to higher corn prices.

Metals – Steel production decreased due to weakness in the automotive and housing industries, causing a slight decline in shipments. This decline was partially offset by strength in steel exports. Revenue and revenue per unit increased due to continued yield management initiatives.

Phosphates and Fertilizers – While fertilizer shipments rose due in part to higher demand for corn from ethanol producers, these gains were more than offset by volume losses related to several phosphate plant closures. Revenue per unit increased due to yield management initiatives and a reduction in low revenue-per-unit phosphate shipments.

Food and Consumer – Volume declines were driven by decreased demand for wallboard, shingles and other building products as a result of continued weakness in residential construction. Revenue per unit increased driven by continued pricing efforts.

Coal

Favorable pricing efforts and fuel surcharge coverage increases positively impacted revenue and revenue per unit. Volume was down slightly due to declines in utility shipments which were partially offset by the strong demand for export coal. Total tons shipped were up due to a continuing trend to ship more coal per carload.

Automotive

Revenue per unit improved as a result of continued focus on yield management. These gains helped offset volume declines due to continued weakness in automotive production driven by lower sales of trucks and sport utility vehicles.

Other Rail Revenue

The primary driver of this positive change was the increase in business generated by the Company’s short line railroads.

Intermodal

International – Volumes were lower primarily due to the closing of a facility and losses due to select steamship carriers withdrawing from certain markets. Revenue per unit increased due to continued strength in pricing.

Domestic – Volumes increased due to a new shorter-haul train service. The unfavorable mix impact on revenue per unit from this new traffic more than offset price gains in the remaining domestic business.

Other – The primary driver of this revenue decrease was the termination of an agreement relating to the storage of containers and other ancillary services.

CSX Corporation

EXPENSE

Surface Transportation expenses increased $151 million from last year’s second quarter. Significant variances are described below.

Labor and Fringe expenses increased $26 million primarily due to the effect of inflation and a newly ratified labor agreement that included performance based compensation. The increases were partially offset by productivity gains from improved operations and lower volume, which resulted in a reduction of train crews.

Materials, Supplies and Other expenses increased $18 million. This increase included higher inflation, allowance for non-freight related receivables and various other items. The increases were offset by a favorable $30 million personal injury reserve adjustment as a result of safety improvements over the past several years.

Depreciation expense increased $5 million. A larger asset base related to higher capital spending was partially offset by lower depreciation rates generated by an asset life study that is required periodically.

Equipment and Other Rents expense decreased $23 million due to lower volumes in certain markets, improvement in asset utilization driven by better operations and the estimation of settlements with other railroads.

Gain on Insurance Recoveries of $126 million in 2006 was not repeated in the second quarter of 2007 due to timing of cash receipts.

CSX Corporation

RAIL OPERATING STATISTICS (Estimated)

		Second Quarter			Six Months

		2007	2006	Improvement (Decline) %	2007	2006	Improvement (Decline) %

Coal	Domestic:
(Millions of Tons)	Utility	38.6	39.4	(2)%	76.9	79.8	(4)%
	Other	5.2	4.9	6	10.0	10.0	-

	Total Domestic	43.8	44.3	(1)	86.9	89.8	(3)
	Export	4.2	3.2	31	8.9	6.4	39

	Total	48.0	47.5	1	95.8	96.2	-

Revenue Ton-Miles	Merchandise	34.9	35.4	(1)	68.7	70.5	(3)
(Billions)	Automotive	2.1	2.1	(1)	3.9	4.4	(11)
	Coal	21.8	21.0	4	43.6	42.4	3
	Intermodal	4.9	5.3	(8)	9.5	10.3	(8)

	Total	63.7	63.8	-	125.7	127.6	(1)

Gross Ton-Miles	Total Gross Ton-Miles
(Billions)	(Excludes locomotive gross ton-miles)	118.6	119.1	-	232.0	238.2	(3)

Service Measurements	Personal Injury Frequency Index (Per 200,000 Man Hours)	1.04	1.40	26	1.20	1.44	17
	FRA Train Accidents Frequency (Per Million Train Miles)	2.85	3.49	18	2.87	3.59	20

	On -Time Originations	79.9%	76.5%	4	76.9%	75.5%	2
	On -Time Arrivals	69.0%	60.3%	14	66.6%	60.8%	10

	Average System Dwell Time (Hours) (a)	24.0	25.5	6	24.4	26.1	7

	Average Total Cars-On-Line	223,052	223,349	-	224,178	223,822	-

	Average Velocity, All Trains (Miles Per Hour)	20.4	19.6	4	20.2	19.8	2

	Average Recrews (Per Day)	58	63	8	65	60	(8)%

Resources	Route Miles	21,164	21,244	-
	Locomotives (Owned and long-term leased)	3,946	3,850	2
	Freight Cars (Owned and long-term leased)	97,487	102,975	(5)%

(a) In October 2005, the Association of American Railroads adopted a new dwell calculation in an effort to standardize publicly reported dwell times on the AAR Railroad Performance Measures website. Dwell times in all public documents represent the Company’s historical method for calculating dwell for internal management and analysis. Regardless of which method is used, trends for the two are the same. Dwell times using the AAR calculation were 23.5 and 24.0 hours for the second quarter and six months of 2007, respectively.

SURFACE TRANSPORTATION FUEL STATISTICS

	Second Quarter		Six Months

	2007	2006	2007	2006

Diesel No. 2:
Estimated Fuel Consumption (Millions of Gallons)	144	148	294	305
Price Per Gallon (b) (Dollars)	$2.00	$1.95	$1.86	$1.78
Impact of Year-to-Year Price Variance on Operating Expense (Dollars in Millions)	$(7)		$(24)

(b) 2006 amounts are net of fuel hedge benefits.

CSX Corporation

OTHER INCOME (EXPENSE) (Unaudited)

	Quarters Ended			Six Months Ended

	June 29, 2007	June 30, 2006	$ Change	June 29, 2007	June 30, 2006	$ Change

Interest Income	$15	$10	$5	$28	$19	$9
Income from Real Estate and Resort Operations (a)	2	2	-	(14)	(7)	(7)
Minority Interest Expense	(5)	(6)	1	(10)	(11)	1
Miscellaneous	(1)	5	(6)	(4)	7	(11)

Total	$11	$11	$-	$-	$8	$(8)

(a)

Income from Real Estate and Resort Operations includes the results of the Company’s real estate sales, leasing, acquisition, and management and development activities as well as the results of operations from CSX Hotels, Inc., a resort doing business as The Greenbrier, located in White Sulphur Springs, West Virginia.

EMPLOYEE COUNTS (Estimated)

	May 2007	May 2006	Change

Surface Transportation
Rail	32,807	33,143	(336)
Intermodal	1,044	1,016	28
Technology and Corporate	568	559	9

Total Surface Transportation	34,419	34,718	(299)

Resort and Real Estate	1,536	1,471	65

Total	35,955	36,189	(234)